UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   HECKLER, CATHY PEIFER
   2640 UNAMI CIRCLE
   HARLEYSVILLE, PA  19438-3400
   USA
2. Issuer Name and Ticker or Trading Symbol
   HARLEYSVILLE NATIONAL CORPORATION
   HNBC
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   MARCH 31, 2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   SR. VICE PRESIDENT - HNB; A SUBSIDIARY OF HNC
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
COMMON STOCK - HNBC        |3/15/0|J*  |V|1.907             |A  |$23.8556   |269.478            |D     |                           |
                           |2     |    | |                  |   |           |                   |      |                           |
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COMMON STOCK - HNBC        |3/15/0|J*  |V|2.955             |A  |$23.8556   |417.602            |D     |W/SPOUSE                   |
                           |2     |    | |                  |   |           |                   |      |                           |
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COMMON STOCK - HNBC        |3/15/0|J*  |V|.230              |A  |$23.8556   |32.461             |D     |CUST. FOR SON              |
                           |2     |    | |                  |   |           |                   |      |                           |
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COMMON STOCK - HNBC        |3/15/0|J*  |V|.230              |A  |$23.8556   |32.461             |D     |CUST. FOR SON              |
                           |2     |    | |                  |   |           |                   |      |                           |
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COMMON STOCK - HNBC        |      |    | |                  |   |           |290.000            |D     |HNB 401(k) PLAN**          |
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                           |      |    | |                  |   |TOTAL      |1,042.002          |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
EMPLOYEE STOCK OPTION |        |     |    | |           |   |10/27|10/27|COMMON STOCK|       |       |1,102       |D  |            |
(RIGHT TO BUY)        |        |     |    | |           |   |/99  |/08  |            |       |       |            |   |            |
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EMPLOYEE STOCK OPTION |        |     |    | |           |   |12/01|12/01|COMMON STOCK|       |       |14,400      |D  |            |
(RIGHT TO BUY)        |        |     |    | |           |   |/01  |/10  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
*Shares purchased through Dividend Reinvestment
Program
**401(k) Plan balance for end of period holdings as of 12/31/01. Exempt under Rule 16b-3(c). The information in this request is based on a plan statement dated as of December 31, 2001 and the fair market value of HNBC stock as of December 31, 2001. (Most recent quarter
available.)
SIGNATURE OF REPORTING PERSON
/s/Elizabeth F. Chemnitz for Cathy Peifer Heckler
DATE
April 1, 2002